Filed pursuant to Rule 433
Registration No. 333-132370,
333-132370-01
Citigroup Funding Inc.
Index-Linked Notes based upon an Underlying Index
Summary of Final Terms and Conditions
February 6, 2007

Issuer:	Citigroup Funding Inc. (“CFI”).

Guarantee:	Any payments due on the Index-Linked Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Index-Linked Notes are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.

Rating of the Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee; however, because the Index-Linked Notes are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.

Offerings:	This term sheet relates to three (3) separate note offerings. Each issue of offered notes is linked to one, and only one, Underlying Index.
1. Index-Linked Notes based upon the Nikkei 225 Stock Average.
2. Index-Linked Notes based upon the Dow Jones EURO STOXX 50 Index.
3. Index-Linked Notes based upon the Hang Seng China Enterprises Index.

Dealer:	Citigroup Global Markets Inc.

Pricing Date:	1. February 6, 2007 for the Index-Linked Notes based upon the Nikkei 225 Stock Average.

2. February 5, 2007 for the Index-Linked Notes based upon the Dow Jones EURO STOXX 50 Index.

3. February 6, 2007 for the Index-Linked Notes based upon the Hang Seng China Enterprises Index.

Issue Date:	February 13, 2007.

Valuation Date:	February 6, 2012.

Maturity Date:	February 13, 2012.

Underlying Index:	1. Nikkei 225 Stock Average. 2. Dow Jones EURO STOXX 50 Index. 3. Hang Seng China Enterprises Index.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup Funding Inc.
Index-Linked Notes based upon an Underlying Index
Summary of Final Terms and Conditions
February 6, 2007

Currency:	USD.

Issue Price:	$1,000.00 per unit.

Coupon:	None.

Principal Protection:	None. The amount you will receive at maturity on the Index-Linked Notes will depend on the value of the applicable Underlying Index during the term of the Index-Linked Notes. If, at any time during the term of the Index-Linked Notes (including intra-day), the value of the Underlying Index declines from the Starting Value by the predetermined percentage or more, and the value of the Underlying Index at maturity is less than the Starting Value, the amount you receive at maturity will be less than your initial investment in the Index-Linked Notes and could be zero.

Starting Value:	1. 17,406.86 for the Index-Linked Notes based upon the Nikkei 225 Stock Average.

2. 4,227.47 for the Index-Linked Notes based upon the Dow Jones EURO STOXX 50 Index.

3. 9,621.15 for the Index-Linked Notes based upon the Hang Seng China Enterprises Index.

Ending Value:	The closing level of the applicable Underlying Index on the Valuation Date.

Index Return:	The Index Return will be computed as follows:
Ending Value — Starting Value

Starting Value
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup Funding Inc.
Index-Linked Notes based upon an Underlying Index
Summary of Final Terms and Conditions
February 6, 2007
Offering Matrix:

		Principal Amount			Upside Participation
Offering	Underlying Index	(USD)	Unit Issued	Starting Value	Rate	CUSIP
1	Nikkei 225 Stock Average	5,700,000	5,700	17,406.86	187.5%	17311GAA0
2	Dow Jones EURO STOXX 50 Index	12,000,000	12,000	4,227.47	187%	17311GAB8
3	Hang Seng China Enterprises Index	5,800,000	5,800	9,621.15	133%	17311GAC6

Payment on Maturity Date:	At maturity for each $1,000.00 Index-Linked Notes a holder will receive $1,000 plus the Index Return Amount, which could be negative.

Downside Trigger Value:	1. 12,184.80 for the Index-Linked Notes based upon the Nikkei 225 Stock Average.

2. 2,959.23 for the Index-Linked Notes based upon the Dow Jones EURO STOXX 50 Index.

3. 6,734.81 for the Index-Linked Notes based upon the Hang Seng China Enterprises Index.

Index Return Amount:	If the Index Return is positive, the Index Return Amount will equal:

$1,000 × Index Return × applicable Upside Participation Rate

If the Index Return is zero, the Index Return Amount will be zero and the maturity payment for the relevant series of Index-Linked Notes will be $1,000 per Index-Linked Note.

If the Index Return is negative and
•	the value of the applicable Underlying Index has decreased by approximately 30% or more (to a level less than or equal to the “Downside Trigger Value”) at any time on any Index Business Day from the Pricing Date up to and including the Valuation Date
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup Funding Inc.
Index-Linked Notes based upon an Underlying Index
Summary of Final Terms and Conditions
February 6, 2007
(whether intra-day or at the close of trading on any day), the Index Return Amount will equal:
$1,000 × Index Return
Thus, in such case, the Index Return Amount will be negative and the maturity payment for the relevant series of Index-Linked Notes will be less than $1,000 per Index-Linked Note and could be zero.
•	the value of the applicable Underlying Index has not decreased by approximately 30% or more (to a level less than or equal to the “Downside Trigger Value”) at any time on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), then the Index Return Amount will be zero and the maturity payment will be $1,000 per Index-Linked Note.

Listing:	None.

Secondary Market:	There is currently no secondary market for the Index-Linked Notes. The Dealer currently intends but is not obligated, to make a market in the Index-Linked Notes. Even if a secondary market develops, it may not be liquid and may not continue for the term of the Index-Linked Notes.

Fees and Conflicts:	The Issuer expects to hedge its obligations under the Index-Linked Notes through the trading in one or more of the stocks included in the Underlying Indices or in other instruments, such as options, swaps or futures, based upon the Underlying Indices or the stocks included in the Underlying Indices. The Dealer and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Index-Linked Notes, including any hedging activities.

Placement Agent:	Citicorp Investment Services.

Calculation Agent:	Citigroup Global Markets Inc.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup Funding Inc.
Index-Linked Notes based upon an Underlying Index
Summary of Final Terms and Conditions
February 6, 2007

Business Days:	Hong Kong, Tokyo, London, New York.

Settlement:	DTC / Euroclear / Clearstream.

Placement Agent’s Remuneration:	3.00%.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee